EXHIBIT 99.1

FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS

Corydon, Indiana—July 22, 2011.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported net income of $941,000 or $0.34 per diluted share for the quarter ended June 30, 2011, compared to $988,000 or $0.35 per diluted share for the same period in 2010.

The decrease in earnings is primarily due to a decrease in noninterest income partially offset by a decrease in noninterest expense.

Net interest income after provision for loan losses decreased $11,000 for the quarter ended June 30, 2011 as compared to the quarter ended June 30, 2010. Interest income decreased $433,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 5.37% during the quarter ended June 30, 2010 to 5.05% for the same period in 2011 and the average balance of interest-earning assets decreased from $425.8 million in 2010 to $419.3 million in 2011.  Interest expense decreased $427,000 as the average cost of interest-bearing liabilities decreased from 1.53% to 1.13% when comparing the same two periods while the average balance of interest-bearing liabilities decreased from $374.7 million in 2010 to $354.8 million in 2011, primarily due to decreases in the average balance of time accounts and Federal Home Loan Bank advances.  As a result, the interest-rate spread increased from 3.84% for the quarter ended June 30, 2010 to 3.92% for the same period in 2011.  The provision for loan losses increased from $420,000 for the quarter ended June 30, 2010 to $425,000 for the quarter ended June 30, 2011.  The Bank continued to provide reserves during the quarter to offset current period charge-offs and to provide for inherent loss exposure due to weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank’s market area.

Noninterest income decreased $48,000 for the three months ended June 30, 2011 as compared to the same period in 2010.  Gains on the sales of mortgage loans decreased $62,000 when comparing the two periods and the Bank recognized a loss of $19,000 on the sale of available for sale securities during the quarter ended June 30, 2011.

Noninterest expenses decreased $24,000 for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010.  Other operating expenses decreased $149,000 for the three months ended June 30, 2011 as compared to the same period in 2010.  This was partially offset by an increase in compensation and benefits of $137,000 when comparing the same two periods.  The decrease in other operating expenses was primarily due to reductions in the costs associated with the maintenance and sale of foreclosed properties and a decrease in FDIC deposit insurance premiums.  The increase in compensation and benefits is primarily due to normal salary increases and an increase in the cost of health insurance.

For the six months ended June 30, 2011, the Company reported net income of $1.8 million or $0.66 per diluted share compared to net income of $2.0 million or $0.71 per diluted share for the same period in 2010.   During the six months ended June 20, 2010, the Company received a pre-tax refund of disputed ATM charges of $278,000 which were paid in 2009.  If this refund, net of tax, is excluded from earnings for the six months ended June 30, 2010, net income for the period would have been $1.8 million ($0.65 per share diluted).

Net interest income after provision for loan loss increased $26,000 for the six months ended June 30, 2011 compared to the same period in 2010.  Interest income decreased $813,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.31% for 2010 to 5.08% for 2011.  Interest expense decreased $884,000 as the average cost of interest-bearing liabilities decreased from 1.57% to 1.17% when comparing the same two periods.  The provision for loan losses increased from $880,000 for the six months ended June 30, 2010 to $925,000 for the same period in 2011.

Noninterest income increased $52,000 for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010.  The increase was primarily due to a $93,000 increase in service charges on deposits.

Noninterest expenses increased $338,000 for the six months ended June 30, 2011 as compared to the same period in 2010, primarily due to an increase in data processing expenses of $337,000 primarily due to the receipt of the previously mentioned $278,000 refund of disputed ATM charges in the first quarter of 2010.

Total assets as of June 30, 2011 were $445.0 million compared to $452.4 million at December 31, 2010.  Securities available for sale increased $10.4 million during the six months ended June 30, 2011, while cash and cash equivalents and net loans receivable decreased $7.5 million and $5.1 million, respectively.  Deposits decreased $8.8 million during the six months ended June 30, 2011.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due and foreclosed real estate) totaled $8.8 million and $8.5 million at June 30, 2011 and December 31, 2010, respectively.  At June 30, 2011, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2011	2010	2011	2010
(Dollars in thousands, except per share data)

Total interest income	$10,249	$11,062	$5,150	$5,583
Total interest expense	2,058	2,942	1,006	1,433
Net interest income	8,191	8,120	4,144	4,150
Provision for loan losses	925	880	425	420
Net interest income after provision for loan losses	7,266	7,240	3,719	3,730

Total non-interest income	1,878	1,826	955	1,003
Total non-interest expense	6,623	6,285	3,371	3,395
Income before income taxes	2,521	2,781	1,303	1,338
Income tax expense	677	785	358	346
Net income	$1,844	$1,996	$945	$992
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$1,837	$1,989	$941	$988

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$0.66	$0.71	$0.34	$0.35

Diluted	$0.66	$0.71	$0.34	$0.35

Weighted average common shares outstanding:
Basic	2,787,139	2,782,965	2,787,009	2,788,404

Diluted	2,787,139	2,785,050	2,787,009	2,788,404

OTHER FINANCIAL DATA

Cash dividends per share	$0.38	$0.36	$0.19	$0.18
Return on average assets (annualized)	0.82%	0.86%	0.84%	0.85%
Return on average equity (annualized)	7.58%	8.45%	7.71%	8.32%
Net interest margin	4.09%	3.93%	4.09%	4.03%
Interest rate spread	3.91%	3.74%	3.92%	3.84%
Net overhead expense as a percentage
of average assets (annualized)	2.97%	2.72%	3.00%	2.92%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2011	2010

Cash and cash equivalents	$14,125	$21,575
Investment securities	111,244	100,883
Gross loans	293,998	299,023
Allowance for loan losses	4,561	4,473
Earning assets	405,008	414,114
Total assets	444,979	452,378
Deposits	369,169	378,003
FHLB debt	15,279	15,729
Repurchase agreements	9,276	8,669
Stockholders' equity, net of noncontrolling interest	49,523	47,893
Non-performing assets:
Nonaccrual loans	7,684	7,541
Accruing loans past due 90 days	531	370
Foreclosed real estate	556	591
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.66%	9.32%
Tier I - risk based	15.30%	14.83%
Total risk-based	16.11%	15.54%